Exhibit 10.3

Verigy US, Inc 10100 North Tantau Avenue Cupertino California, 95014-2540 www.Verigy.com

November 17, 2010

Robert Nikl

Dear Bob:

Verigy is pleased to offer you the position of Chief Financial Officer, effective as of, and contingent upon, the closing of the proposed transactions (together, the “Transaction”) pursuant to the Agreement and Plan of Merger between Verigy and LTX-C and related parties (the “Merger Agreement”). Your position of Chief Financial Officer will be of the ultimate parent entity following the Transaction (either HoldCo or Verigy, in either case, the “Company”). In this position, you will report to the Co-Chief Executive Officers of the Company.

Compensation

To compensate you for the challenges you will be expected to conquer and the contributions you will make to the success of the Company, your Total Rewards program has been modified, effective as of the closing of the Transaction, as follows:

Base Salary

Your base salary will be increased to $30,000 per month (equivalent to $360,000 per annum), subject to standard payroll deductions and withholdings.

Non-Qualified Stock Options (NQSO)

On the effective date of the Transaction, you will automatically receive a Verigy non-qualified share option grant for 13,700 ordinary shares. This option shall be divided into four tranches, each representing  1/4 of the total shares covered by the option. The exercise price of the first tranche will be the fair market value of Verigy’s ordinary shares on the third trading day after the effective date of the Transaction. The exercise prices of the second, third and fourth tranches will be the fair market value of Verigy’s ordinary shares on the third trading day following the announcement of our quarterly financial results for the three fiscal quarters following the effective date of the Transaction. The first, second, third and fourth tranches of the option grant will become vested and exercisable in 16, 15, 14, and 13 equal quarterly installments, respectively. This contingent option grant has been approved by the Compensation Committee of Verigy’s Board of Directors and is subject to the terms of Verigy’s 2006 Equity Incentive Plan. You will be provided with a copy of the Notice of Share Option Award detailing the terms and conditions of the option grant.

November 17, 2010

Robert Nikl

Promotion Offer Letter

Restricted Stock Units (RSUs)

On the effective date of the Transaction, you will automatically receive a Verigy Restricted Share Unit (RSU) grant for 5,500 shares. RSUs represent a right to receive Verigy shares after vesting, and do not require any payment by you. Your RSUs will vest quarterly on each February 15, May 15, August 15, and November 15 for a total of four years of vesting.

Upon vesting, you may elect to hold or sell your Verigy shares. The Company will automatically withhold the number of shares required to cover your tax withholding obligations as the RSUs vest.

Pay for Results

Your compensation package includes an increase in your target variable pay opportunity to 80% of your salary.

No Good Reason Event. By signing this letter, you confirm and agree that your change in title from Chief Financial Officer of Verigy to Chief Financial Officer of the Company following the closing of the Transaction pursuant to this letter and any related change in duties, responsibilities, authority or reporting relationship that are commensurate with your position as Chief Financial Officer of the Company do not and will not constitute “Good Reason” within the meaning of your Second Amended and Restated Severance Agreement, dated December 18, 2008 (the “Severance Agreement”), any similar agreement or any agreement or plan governing any stock option, restricted stock, restricted stock unit or other equity award granted to you.

This letter, along with your Severance Agreement and any confidentiality and/or invention assignment agreement with Verigy or the Company (or any predecessor), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.

We hope that you are pleased with this change and wish you continued success at Verigy. Please acknowledge your acceptance of this promotion by signing this letter and returning it to me.

Sincerely,

/s/ Keith Barnes
Keith Barnes
Chairman of the Board

November 17, 2010

Robert Nikl

Promotion Offer Letter

Acceptance & Acknowledgment:

I agree to and accept continued employment with the Company on the terms and conditions set forth in this letter.

Accepted:	Date:

/s/ Robert Nikl	November 17, 2010
Robert Nikl

cc: Personnel File